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                                                                    Exhibit 4.38



                                               Confidential Treatment Requested:
                                               ---------------------------------
 The portions of this document marked by "xxxxx" have been omitted pursuant to a request for confidential treatment and have been filed separately with the
                                              Securities and Exchange Commission



This AMENDMENT NO. 3, effective as of 5 November 2004 ("Effective Date"), to the "SF Process Development and Cost Sharing Agreement" of November 26, 2002 (hereinafter referred to as the "2-Way Agreement"), as previously amended, is made by and between International Business Machines Corporation ("IBM"), incorporated under the laws of the State of New York, U.S.A. and having an office for the transaction of business at 2070 Route 52, Hopewell Junction, NY 12533, U.S.A., and Chartered Semiconductor Manufacturing Ltd. ("Chartered"), incorporated under the laws of Singapore and having an office for the transaction of business at 60 Woodlands Industrial Park D, Street 2, Singapore 738406. IBM and Chartered may be individually referred to herein as a "Party", or collectively as the "Parties."

WHEREAS, the Parties mutually desire to work together to facilitate the creation of certain design kit models for the 300mm Wafer 90nm Bulk CMOS Process Development Project under the 2-Way Agreement, as well as to establish a basis for coordinating other related activities;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, as well as for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. The Parties acknowledge that as of the Effective Date, IBM has partially developed xxxxx (collectively, "Design Kit Models") for the base 300mm Wafer 90nm Bulk CMOS process ("CMOS 9SF"), as well as the low power version ("CMOS 9SF-LP") of such process, that the Parties are developing together pursuant to the 300mm Wafer 90nm Bulk CMOS Process Development Project.

2. The Parties agree to treat the Design Kit Models as they exist on the Effective Date as Background Know-How for the 300mm Wafer 90nm Bulk CMOS Process Development Project, pursuant to Section 3.4 of the 2-Way Agreement.

3. The Parties agree that any and all future changes or enhancements to the Design Kit Models that they develop together pursuant to Attachment A - Statement of Work of this Amendment 3 shall be considered part of the Specific Results of the 300mm Wafer 90nm Bulk CMOS Process Development Project; provided, however, that the specific staffing, objectives, and other requirements for the development of the Design Kit Models shall be as set forth in Attachment A - Statement of Work, and shall not be considered part of the staffing and other aspects of the 300mm Wafer 90nm Bulk CMOS Process Development Project as set forth in the various Exhibits to the 2-Way Agreement.

4. The Parties agree that any and all changes or extensions to their activities as set forth in Attachment A - Statement of Work of this Amendment 3 shall be agreed to by the Parties in writing. The Parties agree that such matters shall be discussed at the quarterly meetings of the Management Committee for the 300mm Wafer 90nm Bulk CMOS Process Development Project as set forth in Section 4.1.

5. For the Design Kit Models, the term of confidentiality as specified in
Section 7.3 shall instead run from the date of disclosure by the disclosing party to the receiving party to January 1, 2007, or for two (2) years from the date of such disclosure, whichever is longer.

6. For the avoidance of doubt, the Parties agree that:

a. the Design Kit Models shall be deemed aspects of Specific Results and Background Know-How that Chartered may disclose to third parties pursuant to and in furtherance of the purposes set forth in Section 7.8; provided, however, that notwithstanding anything to the contrary in Section 7.8 or any other part of the


IBM/Chartered Confidential             1                          Execution Copy
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Agreement, in the case of disclosure of Design Kit Models to an EDA vendor pursuant to Section 7.8, xxxxx; and

b. the provisions of Section 7.10.1 - 7.10.3, inclusive, shall not apply to the Design Kit Models.

c. the provisions of Sections 6.1 and 6.2 shall apply as if the work to be performed pursuant to Attachment A - Statement of Work of this Amendment 3 is a Process Development Project, and the objectives and projected schedule set forth in Attachment A - Statement of Work of this Amendment 3 were the Strategic Technology Objectives and Development Schedule, respectively.

7. Notwithstanding anything to the contrary in Section 5 or any other provision of the 2-Way Agreement as amended, save for Section 16, Chartered shall make cost share payments to IBM for the joint development of such Design Kit Models pursuant to Attachment A- Statement of Work of this Amendment 3, in the amount of xxxxx.

All such payments shall be made by electronic funds transfer to the account specified in Section 13.1.1 of the 2-Way Agreement. Section 16 of the 2-Way Agreement shall apply to such payments.

The remainder of the 2-Way Agreement, as amended, shall remain unchanged.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.



CHARTERED SEMICONDUCTOR MANUFACTURING      INTERNATIONAL BUSINESS MACHINES
LIMITED                                    CORPORATION



By: /s/ Chia Song Hwee                     By: /s/ Michael G. Denick
    ------------------                         ----------------------
Name:  Chia Song Hwee                      Name:  Michael G. Denick
Title: President and CEO                   Title: Vice President, Alliances, IBM
                                                  Systems & Technology Group


Date: 4/11/2004                            Date: 4/11/2004
      ---------                                  ---------


Enc: Attachment A, Statement of Work


IBM/Chartered Confidential             2                          Execution Copy
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ATTACHMENT A

STATEMENT OF WORK - xxxxx

Under this SOW, the Parties will work together to develop software models for mutually agreed-to foundry macros, cores, and other circuit blocks targeted for use by customers to augment their designs for manufacture in CMOS 9SF and CMOS 9SF-LP, for the following tools according to the following projected schedule:

xxxxx


IBM/Chartered Confidential             3                          Execution Copy